Exhibit 99.1

River Valley Bancorp
Announces Record Results
For the Year Ended December 31, 2014

For Immediate Release
Tuesday, January 20, 2015
Madison, Indiana – January 20, 2015– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced unaudited earnings for the fourth quarter and fiscal year ended December 31, 2014.
For the year ended December 31, 2014, the Corporation reported net income of $4,788,000 or $2.21 per basic share. This is the highest dollar value recorded in the Corporation’s history and represents a 7.84% improvement from the net income of $4,440,000 or $2.67 per basic share reported for the year ended December 31, 2013.
Other financial highlights for the fiscal year ended December 31, 2014 include:
•
The completion on July 15, 2014 of the issuance of 946,390 shares of additional common stock through a public offering at a price of $20.50 per share. That capital issuance yielded $17.8 million in net proceeds.

•
Outstanding net loan balances grew by $15.9 million, or 5.0%, over the preceding twelve-month period. Overall, with the addition of the capital, total assets grew by $27.7 million from the balances recorded as of December 31, 2013.

•
Classified assets, defined as substandard assets (primarily loans or investments) and real estate owned, showed a 25.5% improvement, period to period. Total classified assets dropped from $21.6 million as of December 31, 2013 to $16.1 million on December 31, 2014.

•	The provision for loan losses decreased by $486,000 for the fiscal year, also indicative of improvements in the loan portfolio.
•	Losses associated with holding and disposing of real estate owned decreased by $222,000 for the like periods.
“We are extremely pleased to announce the fourth quarter and fiscal 2014 operational numbers. A good deal of 2014 had been devoted to strategic ‘positioning’. It is rewarding that targeting efforts for building franchise value for tomorrow produced positive results year-to-date,” states Matthew P. Forrester, President of River Valley Bancorp. “In the past fifteen months we have added two branch locations and raised approximately $18 million in additional capital. We have the capital to be an active participant and not an observer when suitable growth and other opportunities present themselves. Again, we are pleased that we are experiencing very positive results from those strategic goals.”
In comparing like year periods, the Corporation recorded higher net interest income on higher average asset balances. Net interest income increased by $779,000 in 2014 over that recorded for 2013. As stated previously, that increase was coupled with a decrease in provision for loan losses of $486,000 for the same period in 2013. Those results were partially offset by a $723,000 increase in operating expenses and a $208,000 decrease in other operating income. The increase in operating expenses was primarily associated with the addition of two full service offices, staffing, general salary and benefit increases, and startup costs associated with a captive insurance subsidiary. Other operating income for 2014 was impacted by a decrease of $375,000 in sales of mortgage loans to the secondary market. Income tax expense in 2014 was slightly lower than in 2013.
In comparing like year periods, the Corporation’s total assets increased to $510.5 million as of December 31, 2014 as compared to $482.8 million a year earlier, or a $27.7 million increase. Net loans, including loans held for sale, were $332.4 million as of December 31, 2014, an increase of $15.9 million from that of $316.6 million at the prior year end. As of December 31, 2014, deposits totaled $397.1 million, a slight increase from the $395.0 million reported as of December 31, 2013.
Return on average assets for the fiscal year ended December 31, 2014 was 0.96% as compared to 0.92% in 2013. Return on average equity for 2014 was 10.30%, a decrease from the 12.88% recorded for 2013 due to the issuance of additional shares of common stock in 2014.
For the three-month period ended December 31, 2014, the Corporation recorded net income of $1.46 million, or $0.55 per basic share, an increase from the $1.11million, or $0.67 per share recorded for the three-month period ended December 31, 2013. Other than higher total interest income from higher average assets, a decrease in the provision for loan losses, higher income taxes, and expense of $102,000 for startup costs on a captive insurance subsidiary, most other operating income or expenses were relatively flat between the comparable periods.
The return on average assets for fourth quarter 2014 was 1.14%; the return on average equity was 10.36%. For fourth quarter 2013, those numbers were 0.90% and 12.64% respectively.

As of December 31, 2014, total delinquency, defined as loans delinquent 30 days or more, stood at 2.13% of total loans. This percentage as of December 31, 2013 was 2.50%. Net charge-offs, expressed as a ratio of average loans during 2014, was 0.28% and was 0.13% for 2013. Non-performing loans, defined as all loans greater than 90 days delinquent (whether accruing or non-accrual) as a percentage of total loans was 3.36% as of December 31, 2014 and was 3.59% as of December 31, 2013.
The allowance for loan losses (ALL) totaled $4.0 million as of December 31, 2014 or 1.19% expressed as a percentage of total outstanding loans. This amount does not include amounts recognized as “fair market” adjustments on the loan portfolio acquired in 2012 from Dupont State Bank. These loans had a separate and identified “mark” at the time of closing, and only new developments to that portfolio are reflected in the provision for loan loss calculations. The balance of the ALL on December 31, 2013 was $4.5 million or 1.40% of total outstanding loans.
Stockholder’s equity as of December 31, 2014 was $52.7 million and compares to $34.5 million as of December 31, 2013. Book value of River Valley Bancorp was $20.98 as of December 31, 2014, compared to a net book value (less preferred shares redeemed in 2014) of $19.23 at December 31, 2013. Tangible book value as of December 31, 2014 was $20.77 and was $18.82 as of December 31, 2013. As of December 31, 2014, the Corporation and River Valley Financial Bank exceeded all three regulatory capital standards associated with a “well capitalized” institution.
For the fiscal year, the Corporation’s stock traded in a daily closing price range of $20.80 to $28.48, closing on December 31, 2014 at $21.06.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Selected Financial Information
(Dollar amounts in thousands, except per share amounts)
	3 Months Ended	3 Months Ended	12 Months Ended	12 Months Ended
	12-31-2014	12-31-2013	12-31-2014	12-31-2013

Assets			$510,540	$482,837
Net Loans, including loans for sale (net of ALL)			332,420	316,569
Allowance for Loan Losses (ALL)			4,005	4,510
Deposits			397,083	395,015
Borrowings			54,872	49,717
Stockholders’ Equity			52,742	34,464
Total Interest Income	$5,163	$4,806	19,672	19,621
Noninterest Income	1,219	1,119	4,426	4,856
Gain (loss) on Real Estate Held for Sale	(9)	118	(203)	(425)
Interest Expense	839	997	3,438	4,166
Net Interest Income	4,324	3,809	16,234	15,455
Noninterest Expense	3,454	3,408	13,779	13,056
Provision for Loan Losses	99	276	446	932
Taxes	518	252	1,444	1,458
Net Income	1,463	1,110	4,788	4,440

ROAA	1.14%	0.90%	0.96%	0.92%
ROAE	10.36%	12.64%	10.30%	12.88%
Basic Earnings per Share	$0.55	$0.67	$2.21	$2.67
Diluted Earnings per Share	$0.55	$0.66	$2.20	$2.66

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949